Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE OR UNLESS THE HOLDER ESTABLISHES TO THE SATISFACTION OF THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

EXCEL CORPORATION

PROMISSORY NOTE

$500,000	December 1, 2015 (“Issuance Date”)

FOR VALUE RECEIVED, Excel Corporation, a Delaware corporation (the “Company”), having its principal place of business and executive offices at 6363 North State Highway 151, Suite 310, Irving, Texas 75038, hereby promises, subject to the conversion provisions set forth in Section 3, to pay SME funding LLC an Oregon limited liability company (the “Holder”), at the times hereinafter set forth, in lawful money of the United States, the unpaid principal amount of Five Hundred Thousand Dollars ($500,000). The Company also promises, to pay the Holder the interest accruing on such unpaid principal amount calculated from the Issuance Date until the date on which the full unpaid amount under this note is paid at a rate per annum equal to twelve percent (12.0%) simple interest (the “Rate”), in accordance with the terms and provisions of this promissory note (this “Note”). This Note was issued pursuant to the Agreement, dated as of January 29, 2016, by and between the Company and the Holder (the “Agreement”).

SECTION 1. Payments

(a)       Payment. The Note Principal (as defined below), together with all accrued and unpaid interest thereon, shall be due and payable on the date (the “Maturity Date”) on which the earliest of the following occurs: (i) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by the written demand of the Holder or made automatically due and payable in accordance with the terms of this Note or (ii) the written demand of the Holder at any time after [December 1], 2016. All payments of the Note Principal and interest on this Note shall be made not later than 5:00 p.m. (Eastern Time) on the date of such payment in United States dollars to the Holder at its address referred to herein or its bank account with wire instructions provided to the Company, in immediately available funds. All such permitted payments shall be applied solely against the unpaid principal balance and interest accruing thereto.

(b)       Prepayment. The Company may prepay this Note in whole or in part; provided, however, any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the Note Principal.

(c)       Cancellation. Upon payment in full of the Note Principal and accrued and unpaid interest and any expenses due under the terms of this Note, this Note shall be automatically cancelled and the Company’s payment obligations hereunder shall be extinguished.

(d)       Waivers. The Company hereby waives presentment, demand for payment, notice of non-payment, protests, notice of protests, notice of dishonor and all other notices in connection with this Note. No waiver by the Holder shall be deemed to have been made unless such waiver is in writing and signed by the Holder. The Holder reserves the right to waive or refrain from waiving any right or remedy under this Note. No delay or omission on the part of the Holder in exercising any right or remedy under this Note shall operate as a waiver of such right or remedy or of any other right or remedy under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

(e)       Additional Expense. If any Note Principal or interest thereon is not paid when due, whether by reason of acceleration or otherwise, and this Note is placed in the hands of any attorney or attorneys for collection (whether or not litigation is commenced) or for representation of the Holder hereof in connection with bankruptcy or insolvency proceedings, the Company promises to pay, in addition to the other amounts due hereon, the reasonable costs and expenses of such collection and representation, including reasonable attorneys’ fees and expenses.

SECTION 2. definitions

The following terms shall have the following meanings for purposes of this Note:

(a)        “Insolvency Event” means the occurrence of any of the events described in Sections 5(a)(iii) and (iv) of this Note.

(b)       “Note Principal” means the aggregate amount of unpaid principal outstanding under this Note as of any date of determination.

(c)       “Note” means the note issued under the Agreement.

(d)       “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or government, political subdivision, agency or instrumentality.

SECTION 3. covenants of the Company

(a)       The Company covenants and agrees with the Holder for so long as this Note remains outstanding, the Company shall promptly notify the Holder of the occurrence of any Event of Default (as defined below).

SECTION 4. EVENTS OF DEFAULT

(a)        The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(i)       Failure to Pay. If the Company fails to pay (1) when due any principal payment on the due date hereunder or (2) any interest or other payment required under the terms of this Note on the date due.

(ii)      Covenant Defaults. If the Company fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Note and the Company has failed to cure such default within thirty (30) days of the Company’s receipt of written notice thereof from the Holder.

(iii)     Involuntary Insolvency Proceeding. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of the Company, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

(iv)     Voluntary Insolvency Proceeding. If the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of the Company, or shall make a general assignment for the benefit of creditors.

SECTION 5. RIGHTS AND REMEDIES UPON DEFAULT

(a)        Beginning on the date (“Acceleration Date”) that any Event of Default under Section 5 occurs, and during the period when such Event of Default is continuing, then, the Holder may declare all or any portion of the Accelerable Amount due and payable, whereupon such amount shall become immediately due and payable, without presentment, demand, protest or notice of any kind (all of which the Company hereby expressly waives). For purposes of this Section 5(a), “Accelerable Amount” means the accrued and unpaid interest on the Note Principal, together with any other unpaid amounts owing under this Note, in each case as of the Acceleration Date.

SECTION 6. Miscellaneous

(a)        Restrictions on Transfer. This Note and all rights hereunder shall not be assignable, conveyable or transferable, without the prior written consent of the Company.

(b)        Amendments and Waivers. No amendment or waiver of any provision of this Note, nor consent to any departure by the Company herefrom, shall in any event be effective unless the same shall be in writing and signed by the Company and Holder and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(c)        Severability. If any term, covenant or provision contained in this Note, or the application thereof to any person, company, other business entity or circumstance, shall be determined to be void, invalid, illegal or unenforceable to any extent or shall otherwise operate to invalidate this Note, in whole or part, then such term, covenant or provision only shall be deemed not contained in this Note; the remainder of this Note shall remain operative and in full force and effect and shall be enforced to the greatest extent permitted by law as if such clause or provision had never been contained herein or therein; and the application of such term, covenant or provision to other persons, companies, other business entities or circumstances shall not be affected, impaired or restricted thereby.

(d)       Entire Agreement. This Note and the Purchase Agreement and the exhibits and schedules hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

(e)        Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note. All references in this Note to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto. Any references in this Note to the words hereto, hereof, hereunder or herein, or words to similar effect shall be to this Note as a whole and not to any particular subdivision or section hereof.

(f)        Interest Computation. All interest payable pursuant to this Note shall be computed on the basis of a 365-day year for the actual number of days elapsed.

(g)        Usury Savings Clause. It is the intention of the parties hereto to comply with applicable state and federal usury laws from time to time in effect. Accordingly, notwithstanding any provision to the contrary in this Note or any other document related hereto, in no event (including, but not limited to, prepayment or acceleration of the maturity of any obligation) shall this Note or any such other document require the payment or permit the collection or receipt of interest in excess of the highest lawful rate. If under any circumstance whatsoever, any provision of this Note or of any other document pertaining hereto shall provide for the payment, collection or receipt of interest in excess of the highest lawful rate, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document pertaining hereto or otherwise an amount that would exceed the highest lawful rate, such amount that would exceed the highest lawful rate shall be applied to the reduction of the Note Principal or on account of any other indebtedness of the Company to the Holder, and not to the payment of interest, or if such excessive interest exceeds the unpaid Note Principal and such other indebtedness, such excess shall be refunded to the Company.

(h)       Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its principles of conflicts of law. Each Holder hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the courts in Dallas County, Texas for any litigation arising out of or relating to this Note and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), and agrees that process may be served upon them in any manner authorized by the laws of the State of Texas for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(i)        Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, overnight delivery, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed to the parties at their respective addresses first written above. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, upon receipt or, if sent by facsimile or electronic mail, upon electronic confirmation of facsimile or electronic mail transfer.

IN WITNESS WHEREOF, the undersigned has executed this Convertible Promissory Note effective as of the date first written above.

EXCEL CORPORATION

By:
Name:	Robert L. Winspear
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the undersigned has executed this Convertible Promissory Note effective as of the date first written above.

HOLDER:

SME Funding LLC an Oregon limited liability company

By:
Name:
Title:

Address: